Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

Cubic Energy, Inc.

We hereby consent to the use in the Form 10-K filing of our report dated September 24, 2008, relating to the balance sheet of Cubic Energy, Inc. as of June 30, 2008 and 2007, and the related statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended June 30, 2008, which are contained in that filing.

PHILIP VOGEL & CO., PC

Dallas, Texas

September 24, 2008